Exhibit 99.1

FOR IMMEDIATE RELEASE

HALLMARK FINANCIAL SERVICES, INC.

ANNOUNCES THIRD QUARTER 2017 RESULTS

FORT WORTH, Texas, (November 8, 2017) - Hallmark Financial Services, Inc. (NASDAQ: HALL) today announced results for its third fiscal quarter ended September 30, 2017, including the following highlights:

•	3rd quarter 2017 net loss of $1.6 million, or $0.09 per diluted share
•	Year to date 2017 net loss of $0.9 million, or $0.05 per diluted share
•	Net combined ratio of 108.6% for 3rd quarter 2017 and 104.2% for year to date 2017
•	3rd quarter 2017 unfavorable prior year reserve development of $10.6 million versus $2.0 million unfavorable development for 3rd quarter 2016
•	Year to date 2017 unfavorable prior year reserve development of $20.2 million versus $0.8 million favorable development for prior year
•	Catastrophe losses, net of reinsurance, of $4.4 million for the 3rd quarter 2017 and $6.3 million year to date 2017, each including $3.1 million from Hurricane Harvey, compared to $2.2 million and $10.4 million for the same prior periods
•	Year to date 2017 cash flow from operations of $34.3 million increased 34% over prior year
•	3rd quarter 2017 total revenues of $97.7 million, increased slightly over prior period
•	Year to date 2017 total revenues of $288.1 million, increased 3% over prior period

“It was a challenging quarter for Hallmark driven by both prior year loss development, primarily in commercial auto, and natural catastrophes,” said Naveen Anand, President and Chief Executive Officer.

“Considering the industry impact from the catastrophe losses and our home base of Texas, Hallmark weathered the storm well. Catastrophe losses contributed 4.9 points (1) to the third quarter and 2.4 points to the year to date net combined ratios. This compares to a catastrophe loss contribution of 2.4 points and 4.0 points to the third quarter and year to date 2016 net combined ratios. The loss results would have been higher if not for the improved exposure management and enterprise risk management strategies deployed over the last few years. Prior year adverse loss reserve development contributed another 11.9 points and 7.5 points to the current third quarter and year to date net combined ratios,” continued Mr. Anand.

“Primary commercial auto is a challenging environment. We are addressing the issues by significantly increasing rates, exiting territories that are underperforming or where there is irresponsible price competition, and culling poor performing risks from the book of business. We have filed our third rate increase in 15 months and last year ceased writing business in two states. This line of business has become a target for litigation and we’ve adjusted our underwriting and claims processes to address the new realities of the line,” continued Mr. Anand.

“Our gross premiums increased by 10% for the third quarter and 9% year to date primarily driven by product lines we’ve invested in over the last three years to diversify and balance the book of business. These lines continue to perform in line with expectations. Specialty Commercial now accounts for over 76% of our year to date gross premiums written. Our Personal Segment gross premiums written decreased by 39% for the third quarter and 25% year to date as compared to the same periods the prior year. Personal Segment net loss ratios improved by over 16 points for the quarter and over 9 points for year to date as compared to prior year periods. The Personal Segment expense ratio increased due to the premium volume reduction, but we expect that to come in line over the next few quarters and expect that the loss ratio will continue to improve as well,” concluded Mr. Anand.

Mark E. Schwarz, Executive Chairman of Hallmark, stated, “We reported book value per share of $14.40 as of September 30, 2017, which is an increase of 1% during the first nine months of 2017. Our total cash and investments increased by $22.3 million during the first nine months of 2017 to $763.4 million, or $42.04 per share, driven mostly by $34.3 million of cash flow from operations for the first nine months of 2017, which is an increase of 34% over the same period the prior year. Our balance sheet remains liquid with a very short duration in our investment portfolio and cash balances (including restricted cash) of $93.1 million as of September 30, 2017, ready to be deployed as we see opportunity.”

Third Quarter
	2017	2016	% Change
	($ in thousands, unaudited)
Gross premiums written	161,151	147,065	10%
Net premiums written	95,049	95,685	-1%
Net premiums earned	88,788	90,795	-2%
Investment income, net of expenses	5,295	4,070	30%
Gain on investments	2,960	1,105	168%
Other-than-temporary impairments	(850)	-	nm
Total revenues	97,723	97,618	0%
Net (loss) income	(1,560)	5,048	-131%
Net (loss) income per share - basic	$(0.09)	$0.27	-133%
Net (loss) income per share - diluted	$(0.09)	$0.27	-133%
Book value per share	$14.40	$14.53	-1%
Cash flow from operations	21,945	23,198	-5%

Year-to-Date
	2017	2016	% Change
	($ in thousands)
Gross premiums written	458,319	419,549	9%
Net premiums written	284,462	278,554	2%
Net premiums earned	268,718	262,820	2%
Investment income, net of expenses	14,361	11,943	20%
Gain on investments	4,948	1,589	211%
Other-than-temporary impairments	(4,257)	(2,888)	47%
Total revenues	288,146	278,698	3%
Net (loss) income	(924)	10,188	-109%
Net (loss) income per share - basic	$(0.05)	$0.54	-109%
Net (loss) income per share - diluted	$(0.05)	$0.54	-109%
Book value per share	$14.40	$14.53	-1%
Cash flow from operations	34,329	25,532	34%

(1)	“Points” are either calculated as the impacted amount of net loss and loss adjustment expense and operating expenses divided by net earned premium when referencing the impact to the period or calculated as the difference in net loss and loss adjustment expense ratio or net combined ratio when comparing periods.

Third Quarter 2017 Commentary

Hallmark reported a net loss of $1.6 million and $0.9 million for the three months and nine months ended September 30, 2017, as compared to net income of $5.0 million and $10.2 million for the same periods the prior year. On a diluted basis per share, the Company reported a net loss of $0.09 per share and $0.05 per share for the three months and nine months ended September 30, 2017, as compared to net income of $0.27 per share and $0.54 per share for the same periods the prior year.

Hallmark's consolidated net loss ratio was 81.5% and 76.3% for the three months and nine months ended September 30, 2017, as compared to 68.7% and 67.1% for the same periods the prior year. Hallmark's net expense ratio was 27.1% and 27.9% for the three months and nine months ended September 30, 2017 as compared to 27.9% and 28.9% for the same periods the prior year. Hallmark’s net combined ratio was 108.6% and 104.2% for the three months and nine months ended September 30, 2017, as compared to 96.6% and 96.0% for the same periods the prior year.

Hallmark’s discontinued workers’ compensation and occupational accident lines of business, previously written by the Standard Commercial Segment, adversely impacted the consolidated net combined ratio by 1.1 points and 1.2 points for the three months and nine months ended September 30, 2017, compared to an adverse impact of 0.3 points for the three months and a favorable impact of 0.5 points for the nine months ended September 30, 2016. Similarly, within the Standard Commercial Segment these discontinued lines of business accounted for 6.2 points of the 108.0% net combined ratio and 6.6 points of the 105.6% net combined ratio for the three months and nine months ended September 30, 2017, as compared to 2.2 points of the 89.2% net combined ratio and -2.5 points of the 92.6% net combined ratio of the Standard Commercial Segment for the same periods the prior year.

During the three months and nine months ended September 30, 2017, Hallmark’s total revenues were $97.7 million and $288.1 million, representing an increase of 0% and 3%, from the $97.6 million and $278.7 million in total revenues for the same periods of 2016. During the three months and nine months ended September 30, 2017, Hallmark’s loss before tax was $1.5 million and $0.6 million, as compared to income before tax of $7.2 million and $14.7 million reported during the same periods the prior year.

This increase in revenue for the three months and nine months ended September 30, 2017 was primarily attributable to higher net earned premiums in the Specialty Commercial Segment, partially offset by lower net earned premiums in the Standard Commercial Segment and the Personal Segment. Net earned premiums for the three and nine months ended September 30, 2017 include the impact of $1.5 million of ceded reinstatement premium attributable to Hurricane Harvey. Further contributing to this increase in revenues was higher net investment income and higher net realized gains recognized on the investment portfolio during the three and nine months ended September 30, 2017 as compared to the same periods during 2016. These increases in revenue during the three and nine months ended September 30, 2017 were partially offset by lower finance charges.

The increase in revenue for the three and nine months ended September 30, 2017 was offset by higher losses and loss adjustment expenses (“LAE”) of $10.0 million and $28.7 million, as compared to the same periods in 2016. The increase in losses and LAE was primarily the result of unfavorable net prior year loss reserve development of $10.6 million and $20.2 million for the three and nine months ended September 30, 2017 as compared to unfavorable net prior year loss reserve development of $2.0 million during the third quarter of 2016 and $0.8 million of favorable net prior year loss reserve development during the nine months ended September 30, 2016, as well as higher current accident year loss trends in the Contract Binding operating unit (formerly the MGA Commercial Products operating unit). The Company reported $4.4 million and $6.3 million of net catastrophe losses during the three and nine months ended September 30, 2017, of which $3.1 million was attributable in both periods to Hurricane Harvey, as compared to $2.2 million and $10.4 million of net catastrophe losses during the same periods of 2016. Other operating expenses decreased mostly as a result of a $1.8 million payment to settle the earn-out related to the previous acquisition of TBIC during 2016 and lower production related expenses due primarily to increased ceding commissions in the Specialty Commercial Segment, partially offset by increased salary and related expenses and other operating expenses driven by investment in technology for the three and nine months ended September 30, 2017 as compared to the same periods during 2016.

During the nine months ended September 30, 2017, Hallmark’s cash flow provided by operations was $34.3 million compared to cash flow provided by operations of $25.5 million during the same period the prior year. The increase in operating cash flow was primarily due to higher collected net investment income, higher collected ceding commissions, decreased paid losses (including timing of reinsurance claim settlements), lower income taxes paid and higher collected net premiums (including timing of reinsurance payments), partially offset by lower collected finance charges and higher paid interest expense.

About Hallmark Financial Services, Inc.

Hallmark Financial Services, Inc. is a diversified specialty property/casualty insurer with offices in Dallas-Fort Worth, San Antonio, Chicago, Los Angeles and Atlanta. Hallmark markets, underwrites and services over half a billion dollars annually in commercial and personal insurance premiums in select markets. Hallmark is headquartered in Fort Worth, Texas and its common stock is listed on NASDAQ under the symbol "HALL."

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the Company’s products and services in the marketplace, competitive factors, interest rate trends, general economic conditions, the availability of financing, underwriting loss experience and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

For further information, please contact:

Mr. Naveen Anand, President and Chief Executive Officer at 817.348.1600

www.hallmarkgrp.com

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Balance Sheets
($ in thousands, except par value)	Sept. 30	Dec. 31
ASSETS	2017	2016
Investments:	(unaudited)
Debt securities, available-for-sale, at fair value (cost: $616,885 in 2017 and $597,784 in 2016)	$618,234	$597,457
Equity securities, available-for-sale, at fair value (cost: $26,681 in 2017 and $31,449 in 2016)	47,799	51,711
Other investment (cost: $3,763 in 2017 and 2016)	4,221	4,951
Total investments	670,254	654,119
Cash and cash equivalents	89,770	79,632
Restricted cash	3,343	7,327
Ceded unearned premiums	103,970	81,482
Premiums receivable	101,658	89,715
Accounts receivable	1,934	2,269
Receivable for securities	1,709	3,047
Reinsurance recoverable	181,961	147,821
Deferred policy acquisition costs	19,245	19,193
Goodwill	44,695	44,695
Intangible assets, net	10,641	12,491
Deferred federal income taxes, net	2,345	1,365
Federal income tax recoverable	2,033	3,951
Prepaid expenses	1,677	1,552
Other assets	13,587	13,801
Total Assets	$1,248,822	$1,162,460
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Revolving credit facility payable	$30,000	$30,000
Subordinated debt securities (less unamortized debt issuance cost of $962 in 2017 and $1,001 in 2016)	55,740	55,701
Reserves for unpaid losses and loss adjustment expenses	531,499	481,567
Unearned premiums	279,487	241,254
Reinsurance balances payable	57,023	46,488
Pension liability	2,049	2,203
Payable for securities	7,635	14,215
Accounts payable and other accrued expenses	23,916	25,296
Total Liabilities	987,349	896,724
Commitments and contingencies
Stockholders’ equity:
Common stock, $.18 par value, authorized 33,333,333 shares; issued 20,872,831 shares in 2017 and 2016	3,757	3,757
Additional paid-in capital	123,156	123,166
Retained earnings	147,103	148,027
Accumulated other comprehensive income	12,085	10,371
Treasury stock (2,714,902 shares in 2017 and 2,260,849 shares in 2016), at cost	(24,628)	(19,585)
Total Stockholders’ Equity	261,473	265,736
Total Liabilities & Stockholders' Equity	$1,248,822	$1,162,460

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Statements of Operations	Three Months Ended		Nine Months Ended
($ in thousands, except share amounts)	September 30		September 30
	2017	2016	2017	2016
Gross premiums written	$161,151	$147,065	$458,319	$419,549
Ceded premiums written	(66,102)	(51,380)	(173,857)	(140,995)
Net premiums written	95,049	95,685	284,462	278,554
Change in unearned premiums	(6,261)	(4,890)	(15,744)	(15,734)
Net premiums earned	88,788	90,795	268,718	262,820

Investment income, net of expenses	5,295	4,070	14,361	11,943
Net realized losses	2,110	1,105	691	(1,299)
Finance charges	892	1,036	2,881	3,825
Commission and fees	570	546	1,295	1,278
Other income	68	66	200	131
Total revenues	97,723	97,618	288,146	278,698

Losses and loss adjustment expenses	72,379	62,337	204,925	176,234
Operating expenses	25,071	26,344	78,445	82,563
Interest expense	1,181	1,144	3,530	3,398
Amortization of intangible assets	617	617	1,851	1,851
Total expenses	99,248	90,442	288,751	264,046

(Loss) income before tax	(1,525)	7,176	(605)	14,652
Income tax (benefit) expense	35	2,128	319	4,464
Net (loss) income	$(1,560)	$5,048	$(924)	$10,188

Net (loss) income per share:
Basic	$(0.09)	$0.27	$(0.05)	$0.54
Diluted	$(0.09)	$0.27	$(0.05)	$0.54

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Segment Data
Three Months Ended Sept. 30 (unaudited)
	Specialty Commercial Segment		Standard Commercial Segment		Personal Segment		Corporate		Consolidated
($ in thousands)	2017	2016	2017	2016	2017	2016	2017	2016	2017	2016
Gross premiums written	$127,062	$104,087	$19,240	$18,579	$14,849	$24,399	$-	$-	$161,151	$147,065
Ceded premiums written	(56,200)	(38,064)	(2,889)	(1,925)	(7,013)	(11,391)	-	-	(66,102)	(51,380)
Net premiums written	70,862	66,023	16,351	16,654	7,836	13,008	-	-	95,049	95,685
Change in unearned premiums	(6,274)	(3,661)	(420)	258	433	(1,487)	-	-	(6,261)	(4,890)
Net premiums earned	64,588	62,362	15,931	16,912	8,269	11,521	-	-	88,788	90,795

Total revenues	69,721	65,855	17,401	18,253	9,404	12,759	1,197	751	97,723	97,618

Losses and loss adjustment expenses	53,899	41,478	11,760	9,622	6,720	11,237	-	-	72,379	62,337

Pre-tax income (loss), net of non-controlling interest	1,288	8,245	229	3,195	(661)	(1,750)	(2,381)	(2,514)	(1,525)	7,176

Net loss ratio (1)	83.5%	66.5%	73.8%	56.9%	81.3%	97.5%			81.5%	68.7%
Net expense ratio (1)	21.9%	25.3%	34.2%	32.3%	31.2%	21.9%			27.1%	27.9%
Net combined ratio (1)	105.4%	91.8%	108.0%	89.2%	112.5%	119.4%			108.6%	96.6%

Favorable (Unfavorable) Prior Year Development	(9,492)	(3,532)	(1,330)	2,696	266	(1,138)	-	-	(10,556)	(1,974)

[1]	The net loss ratio is calculated as incurred losses and loss adjustment expenses divided by net premiums earned, each determined in accordance with GAAP. The net expense ratio is calculated as total underwriting expenses offset by agency fee income divided by net premiums earned, each determined in accordance with GAAP. The net combined ratio is calculated as the sum of the net loss ratio and the net expense ratio.

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Segment Data
Nine Months Ended Sept. 30 (unaudited)
	Specialty Commercial Segment		Standard Commercial Segment		Personal Segment		Corporate		Consolidated
($ in thousands)	2017	2016	2017	2016	2017	2016	2017	2016	2017	2016
Gross premiums written	$350,374	$295,204	$59,702	$59,701	$48,243	$64,644	$-	$-	$458,319	$419,549
Ceded premiums written	(144,510)	(104,265)	(6,816)	(6,487)	(22,531)	(30,243)	-	-	(173,857)	(140,995)
Net premiums written	205,864	190,939	52,886	53,214	25,712	34,401	-	-	284,462	278,554
Change in unearned premiums	(14,563)	(11,555)	(3,859)	(2,311)	2,678	(1,868)	-	-	(15,744)	(15,734)
Net premiums earned	191,301	179,384	49,027	50,903	28,390	32,533	-	-	268,718	262,820

Total revenues	205,057	189,478	52,449	54,464	31,951	36,996	(1,311)	(2,240)	288,146	278,698

Losses and loss adjustment expenses	146,018	115,409	34,669	30,060	24,238	30,765	-	-	204,925	176,234

Pre-tax income (loss)	13,018	25,843	881	7,623	(2,311)	(3,847)	(12,193)	(14,967)	(605)	14,652

Net loss ratio (1)	76.3%	64.3%	70.7%	59.1%	85.4%	94.6%			76.3%	67.1%
Net expense ratio (1)	23.6%	26.4%	34.9%	33.5%	27.7%	21.6%			27.9%	28.9%
Net combined ratio (1)	99.9%	90.7%	105.6%	92.6%	113.1%	116.2%			104.2%	96.0%

Favorable (Unfavorable) Prior Year Development	(17,824)	(1,938)	(1,594)	6,370	(822)	(3,649)	-	-	(20,240)	783

[1]	The net loss ratio is calculated as incurred losses and loss adjustment expenses divided by net premiums earned, each determined in accordance with GAAP. The net expense ratio is calculated as total underwriting expenses offset by agency fee income divided by net premiums earned, each determined in accordance with GAAP. The net combined ratio is calculated as the sum of the net loss ratio and the net expense ratio.